EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2023 Results

  Strong growth in revenue and orders included broad-based strength in Americas and EMEA segments
  Significant inflation continued to impact results, driving additional pricing actions
  Acquisition of Halcon supports growth strategies with uncompromising design and master craftsmanship
  Second quarter outlook anticipates seasonal revenue improvement with increased inflationary pressures and continued supply chain challenges

GRAND RAPIDS, Mich, June 22, 2022 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $740.7 million, a net loss of $11.4 million, or $0.10 per share, and an adjusted loss per share of $0.05. In the prior year, Steelcase reported revenue of $556.6 million and a net loss of $28.1 million, or $0.24 per share, and had an adjusted loss per share of $0.22.

Revenue and order growth compared to the prior year were as follows:

	Q1 2023 vs. Q1 2022
	Revenue Growth	Organic Revenue Growth	Organic Order Growth

Americas	38%	38%	25%
EMEA	27%	36%	19%
Other	12%	13%	4%
	33%	35%	22%

The revenue growth across all segments was driven by a strong beginning backlog and pricing benefits, as well as broad-based order growth in the Americas and EMEA. Revenue and order growth in the Other category was negatively impacted by COVID-related restrictions in China.

"We're pleased with our revenue growth of 33 percent, which was better than expected due to stronger incoming orders and improved order fulfillment from the adjustments we've made to mitigate the impact of supply chain disruptions," said Sara Armbruster, president and CEO. "In each of the most recent eight months of reported data, our year-over-year order growth in the Americas has outpaced our industry, and our EMEA segment has continued to deliver strong growth for the past five quarters."

Operating income (loss) and adjusted operating income (loss) were as follows:

	Operating income (loss)		Adjusted operating income (loss)
	(Unaudited)		(Unaudited)
	Three months ended		Three months ended
	May 27, 2022	May 28, 2021	May 27, 2022	May 28, 2021
Americas	$(1.2)	$(15.0)	$5.6	$(12.4)
EMEA	1.3	(5.7)	2.5	(4.7)
Other	(2.9)	(5.3)	(2.9)	(5.3)
Corporate	(9.8)	(5.8)	(9.8)	(5.8)
	$(12.6)	$(31.8)	$(4.6)	$(28.2)

The year-over-year improvement in operating results was driven by the benefits of higher revenue, partially offset by lower gross margin. The current year included $4.2 million of restructuring costs in the Americas.

Gross margin of 25.9 percent in the first quarter represented a decrease of 190 basis points compared to the prior year, with a 270 basis point decline in the Americas, a 60 basis point decline in EMEA and a 100 basis point improvement in the Other category. The decline in the Americas was primarily due to approximately $15 million of higher inflation, net of pricing benefits, partially offset by the benefits of higher volume. The decline in EMEA was primarily due to unfavorable currency impacts and higher overhead costs, partially offset by the benefits of higher volume and approximately $4 million of higher pricing benefits, net of inflation. The improvement in the Other category was primarily due to the benefits of higher volume and lower overhead costs, partially offset by approximately $1 million of higher inflation, net of pricing benefits.

"Inflationary pressures continued to grow this quarter across a number of commodities, and we responded by announcing our fifth price increase over the past 16 months, to be effective in July," said Dave Sylvester, senior vice president and CFO. "In addition, we recently announced a surcharge in the Americas in response to rapidly increasing costs of petroleum-based products, freight and delivery, and we have been slowing incremental spending to help offset some of the cost-price timing lag."

Operating expenses of $200.9 million in the first quarter represented an increase of $14.4 million, but a decline of 640 basis points as a percentage of revenue, compared to the prior year. The current year included $11.6 million of higher marketing, product development and sales expenses, $6.8 million of higher spending in other functional areas and $1.9 million from an acquisition, partially offset by a $4.0 million gain from the sale of land and $3.6 million of favorable currency translation effects.

Total liquidity, comprised of cash and cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $279.5 million at the end of the first quarter. Total debt was $482.4 million. Adjusted EBITDA for the trailing four quarters was $151.6 million.

The company completed the acquisition of Halcon Furniture LLC on June 10, 2022. The purchase price of $127.5 million, plus a $3.1 million adjustment for working capital, was funded from available cash and $68 million of borrowings under the company's global committed bank facility.

The Board of Directors has declared a quarterly cash dividend of $0.145 per share, to be paid on or before July 18, 2022, to shareholders of record as of July 7, 2022.

Outlook

At the end of the first quarter, the company’s backlog of customer orders was approximately $927 million, which was 52 percent higher than the prior year. Consistent with recent quarters, the backlog includes a higher than historical percentage of orders scheduled to ship beyond the end of the next quarter, and supply chain disruptions are expected to continue. As a result, the company expects second quarter fiscal 2023 revenue to be in the range of $875 to $900 million. The company reported revenue of $724.8 million in the second quarter of fiscal 2022.   The projected revenue translates to growth of 21 to 24 percent compared to the second quarter of fiscal 2022, or organic growth of 20 to 24 percent.

The company expects to report earnings per share of between $0.06 to $0.10 for the second quarter of fiscal 2023 and adjusted earnings per share of between $0.11 to $0.15. The estimate includes:

  projected pricing benefits, net of inflation, of approximately $10 million as compared to the prior year, projected operating expenses of between $225 to $230 million, projected interest expense, investment income and other income, net, of approximately $4 million, and a projected effective tax rate of 27 percent.

The company reported earnings per share of $0.21 and had adjusted earnings per share of $0.23 in the prior year. The prior year included a $0.09 per share benefit related to a gain from the sale of land.

“We continue to drive our strategy to lead the hybrid work transformation and prioritize investments to support our key growth adjacencies,” said Sara Armbruster. “At the same time, we remain committed to achieving our fiscal 2023 financial targets and are implementing necessary pricing actions and other measures to mitigate the impacts of the escalating inflationary pressures."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 27, 2022	May 28, 2021	% Change

Revenue
Americas (1)	$520.8	$376.3	38%
EMEA (2)	156.4	123.6	27%
Other (3)	63.5	56.7	12%
	$740.7	$556.6	33%

Revenue mix
Americas	70.3%	67.6%
EMEA	21.1%	22.2%
Other	8.6%	10.2%

Operating income (loss)
Americas	$(1.2)	$(15.0)
EMEA	1.3	(5.7)
Other	(2.9)	(5.3)
Corporate (4)	(9.8)	(5.8)
	$(12.6)	$(31.8)

Operating loss margin	(1.7)%	(5.7)%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America, with a comprehensive portfolio of furniture and architectural products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, AMQ, Smith System, Orangebox and Viccarbe brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Coalesse, Orangebox and Viccarbe brands, with a comprehensive portfolio of furniture, architectural and technology products.
  The Other category includes Asia Pacific and Designtex. Asia Pacific serves customers in Australia, China, India, Japan, Korea and other countries in Southeast Asia primarily under the Steelcase brand with a comprehensive portfolio of furniture and architectural products. Designtex sells textiles, wall coverings and surface imaging solutions specified by architects and designers directly to end-use customers through a direct sales force primarily in North America.
  Corporate expenses include unallocated portions of shared service functions such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE GROWTH BY SEGMENT
Q1 2023 vs. Q1 2022
(Unaudited)
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2022 revenue	$556.6	$376.3	$123.6	$56.7
Acquisition	3.5	1.0	2.5	—
Currency translation effects	(12.6)	(0.5)	(11.5)	(0.6)
Q1 2022 revenue, adjusted	547.5	376.8	114.6	56.1

Q1 2023 revenue	740.7	520.8	156.4	63.5
Organic growth $	$193.2	$144.0	$41.8	$7.4
Organic growth %	35%	38%	36%	13%

ADJUSTED EARNINGS (LOSS) PER SHARE
(Unaudited)
	Three Months Ended
	May 27, 2022	May 28, 2021
Earnings (loss) per share	$(0.10)	$(0.24)
Amortization of purchased intangible assets, per share	0.03	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.01)	(0.01)
Restructuring costs, per share	0.04	—
Income tax effect of restructuring costs, per share	(0.01)	—
Adjusted earnings (loss) per share	$(0.05)	$(0.22)

ADJUSTED EBITDA
(Unaudited)
	Three Months Ended				Trailing Four Quarters Ended
	August 27, 2021	November 26, 2021	February 25, 2022	May 27, 2022	May 27, 2022
Income (loss) before income tax expense	$29.4	$12.0	$(1.0)	$(15.8)	$24.6
Interest expense	6.4	6.5	6.4	6.4	25.7
Depreciation and amortization	20.5	21.0	21.0	20.2	82.7
Share-based compensation	1.9	(2.0)	2.5	12.0	14.4
Restructuring costs	—	—	—	4.2	4.2
Adjusted EBITDA	$58.2	$37.5	$28.9	$27.0	$151.6

PROJECTED ORGANIC REVENUE GROWTH
Q2 2023 vs. Q2 2022
(Unaudited)
Steelcase Inc.

Q2 2022 revenue	$724.8
Acquisitions	17.7
Currency translation effects	(15.5)
Q2 2022 revenue, adjusted	$727.0

Q2 2023 revenue, projected	$875 - 900
Organic growth $	$148 - 173
Organic growth %	20% - 24%

PROJECTED ADJUSTED EARNINGS PER SHARE
(Unaudited)
	Three Months Ended
	August 26, 2022	August 27, 2021
Earnings per share	$0.06 - 0.10	$0.21
Amortization of purchased intangible assets, per share	0.07	0.03
Income tax effect of amortization of purchased intangible assets, per share	(0.02)	(0.01)
Adjusted earnings per share	$0.11 - 0.15	$0.23

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 27, 2022		May 28, 2021
Revenue	$740.7	100.0%	$556.6	100.0%
Cost of sales	548.2	74.0	401.9	72.2
Restructuring costs	0.9	0.1	—	—
Gross profit	191.6	25.9	154.7	27.8
Operating expenses	200.9	27.1	186.5	33.5
Restructuring costs	3.3	0.5	—	—
Operating loss	(12.6)	(1.7)	(31.8)	(5.7)
Interest expense	(6.4)	(0.9)	(6.4)	(1.1)
Investment income	0.1	—	0.2	—
Other income (expense), net	3.1	0.5	(0.8)	(0.2)
Loss before income tax benefit	(15.8)	(2.1)	(38.8)	(7.0)
Income tax benefit	(4.4)	(0.6)	(10.7)	(2.0)
Net loss	$(11.4)	(1.5)%	$(28.1)	(5.0)%

Operating loss	$(12.6)	(1.7)%	$(31.8)	(5.7)%
Amortization of purchased intangible assets	3.8	0.5	3.6	0.6
Restructuring costs	4.2	0.6	—	—
Adjusted operating loss	$(4.6)	(0.6)%	$(28.2)	(5.1)%

Americas
	(Unaudited)
	Three Months Ended
	May 27, 2022		May 28, 2021
Revenue	$520.8	100.0%	$376.3	100.0%
Cost of sales	390.0	74.9	272.5	72.4
Restructuring costs	0.9	0.2	—	—
Gross profit	129.9	24.9	103.8	27.6
Operating expenses	127.8	24.5	118.8	31.6
Restructuring costs	3.3	0.6	—	—
Operating loss	(1.2)	(0.2)	(15.0)	(4.0)
Amortization of purchased intangible assets	2.6	0.5	2.6	0.7
Restructuring costs	4.2	0.8	—	—
Adjusted operating income (loss)	$5.6	1.1%	$(12.4)	(3.3)%

EMEA
	(Unaudited)
	Three Months Ended
	May 27, 2022		May 28, 2021
Revenue	$156.4	100.0%	$123.6	100.0%
Cost of sales	114.1	73.0	89.5	72.4
Gross profit	42.3	27.0	34.1	27.6
Operating expenses	41.0	26.2	39.8	32.2
Operating income (loss)	1.3	0.8	(5.7)	(4.6)
Amortization of purchased intangible assets	1.2	0.8	1.0	0.8
Adjusted operating income (loss)	$2.5	1.6%	$(4.7)	(3.8)%

Other category
	(Unaudited)
	Three Months Ended
	May 27, 2022		May 28, 2021
Revenue	$63.5	100.0%	$56.7	100.0%
Cost of sales	44.1	69.4	39.9	70.4
Gross profit	19.4	30.6	16.8	29.6
Operating expenses	22.3	35.2	22.1	38.9
Operating loss	$(2.9)	(4.6)%	$(5.3)	(9.3)%

Corporate
	(Unaudited)
	Three Months Ended
	May 27, 2022	May 28, 2021
Operating expenses	$9.8	$5.8

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of operations, balance sheets or statements of cash flows of the company. The non-GAAP financial measures used are (1) organic revenue growth, (2) adjusted operating income (loss), (3) adjusted earnings (loss) per share and (4) adjusted EBITDA. Pursuant to the requirements of Regulation G, the company has provided a reconciliation of each of the non-GAAP financial measures to the most directly comparable GAAP financial measure in the tables above. These measures are supplemental to, and should be used in conjunction with, the most comparable GAAP measures. Management uses these non-GAAP financial measures to monitor and evaluate financial results and trends.

Organic Revenue Growth
The company defines organic revenue growth as revenue growth excluding the impact of acquisitions and divestitures and foreign currency translation effects. Organic revenue growth is calculated by adjusting prior year revenue to include revenues of acquired companies prior to the date of the company’s acquisition, to exclude revenues of divested companies and to use current year average exchange rates in the calculation of foreign-denominated revenue. The company believes organic revenue growth is a meaningful metric to investors as it provides a more consistent comparison of the company’s revenue to prior periods as well as to industry peers.

Adjusted Operating Income (Loss) and Adjusted Earnings (Loss) Per Share
The company defines adjusted operating income (loss) as operating income (loss) excluding amortization of purchased intangible assets and restructuring costs. The company defines adjusted earnings (loss) per share as earnings (loss) per share excluding amortization of purchased intangible assets and restructuring costs, net of related income tax effects.

Amortization of purchased intangible assets: The company may record intangible assets (such as backlog, dealer relationships, trademarks, know-how and designs and proprietary technology) when it acquires companies. The company allocates the fair value of purchase consideration to net tangible and intangible assets acquired based on their estimated fair values. The fair value estimates for these intangible assets require management to make significant estimates and assumptions, which includes the useful lives of intangible assets. The company believes that adjusting for amortization of purchased intangible assets provides a more consistent comparison of its operating performance to prior periods as well as to industry peers. As the company’s business strategy in recent years has included an increased number of acquisitions, intangible asset amortization has become more significant. In Q1 2023, the company elected to begin adjusting operating income (loss) and earnings (loss) per share for amortization of purchased intangible assets, as it completed the acquisition of Halcon Furniture LLC in early Q2 2023, which is expected to make the company’s amortization of purchased intangible assets more significant.

Restructuring costs: Restructuring costs may be recorded as the company’s business strategies change or in response to changing market trends and economic conditions. The company believes that adjusting for restructuring costs, which are primarily associated with business exit and workforce reduction costs, provides a more consistent comparison of its operating performance to prior periods as well as to industry peers.

Adjusted EBITDA
The company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude share-based compensation and restructuring costs. The company believes adjusted EBITDA provides investors with useful information regarding the operating profitability of the company as well as a useful comparison to other companies. EBITDA is a measurement commonly used in capital markets to value companies and is used by the company’s lenders and rating agencies to evaluate its performance. The company adjusts EBITDA for share-based compensation as it represents a significant non-cash item which impacts its earnings. The company also adjusts EBITDA for restructuring costs to provide a more consistent comparison of its earnings to prior periods as well as to industry peers.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “target” or other similar words, phrases or expressions. Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements and vary from the company’s expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; cyberattacks; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company’s most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

About Steelcase Inc.
Organizations around the world trust Steelcase to help them create workplaces that help people work better, be inspired and accomplish more. The company designs, manufactures and partners with other leading organizations to provide architecture, furniture and technology solutions – accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2022 revenue of $2.8 billion. For more information, visit www.steelcase.com.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 27, 2022	May 28, 2021
Revenue	$740.7	$556.6
Cost of sales	548.2	401.9
Restructuring costs	0.9	—
Gross profit	191.6	154.7
Operating expenses	200.9	186.5
Restructuring costs	3.3	—
Operating loss	(12.6)	(31.8)
Interest expense	(6.4)	(6.4)
Investment income	0.1	0.2
Other income (expense), net	3.1	(0.8)
Loss before income tax benefit	(15.8)	(38.8)
Income tax benefit	(4.4)	(10.7)
Net loss	$(11.4)	$(28.1)

Earnings (loss) per share:
Basic	$(0.10)	$(0.24)
Diluted	$(0.10)	$(0.24)
Weighted average shares outstanding - basic	116.7	118.3
Weighted average shares outstanding - diluted	116.7	118.3

Dividends declared and paid per common share	$0.145	$0.100

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 27, 2022	February 25, 2022
ASSETS
Current assets:
Cash and cash equivalents	$116.7	$200.9
Accounts receivable, net of allowance of $8.2 and $8.0	349.0	340.4
Inventories	372.0	326.2
Prepaid expenses	29.8	24.0
Income taxes receivable	16.4	41.7
Other current assets	33.7	26.0
Total current assets	917.6	959.2

Property, plant and equipment, net of accumulated depreciation of $1,086.7 and $1,089.0	383.2	392.8
Company-owned life insurance (“COLI”)	162.8	168.0
Deferred income taxes	120.8	121.2
Goodwill	241.8	242.8
Other intangible assets, net of accumulated amortization of $88.7 and $86.4	79.6	85.5
Investments in unconsolidated affiliates	53.1	53.1
Right-of-use operating lease assets	199.1	209.8
Other assets	28.8	28.6
Total assets	$2,186.8	$2,261.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$256.9	$243.6
Short-term borrowings and current portion of long-term debt	37.2	5.1
Current operating lease obligations	43.2	44.2
Accrued expenses:
Employee compensation	61.9	75.6
Employee benefit plan obligations	19.5	25.4
Accrued promotions	30.3	32.9
Customer deposits	49.5	53.4
Other	88.8	87.0
Total current liabilities	587.3	567.2

Long-term liabilities:
Long-term debt less current maturities	445.2	477.4
Employee benefit plan obligations	115.6	126.7
Long-term operating lease obligations	172.2	182.2
Other long-term liabilities	52.4	55.3
Total long-term liabilities	785.4	841.6
Total liabilities	1,372.7	1,408.8

Shareholders’ equity:
Additional paid-in capital	10.3	1.5
Accumulated other comprehensive income (loss)	(69.0)	(50.6)
Retained earnings	872.8	901.3
Total shareholders’ equity	814.1	852.2
Total liabilities and shareholders’ equity	$2,186.8	$2,261.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 27, 2022	May 28, 2021
OPERATING ACTIVITIES
Net loss	$(11.4)	$(28.1)
Depreciation and amortization	20.2	20.7
Share-based compensation	12.2	13.1
Restructuring costs	4.2	—
Other	(4.2)	(4.7)
Changes in operating assets and liabilities:
Accounts receivable	(14.5)	10.1
Inventories	(50.6)	(34.2)
Income taxes receivable	25.3	(9.5)
Other assets	(13.2)	(4.6)
Accounts payable	16.7	17.8
Employee compensation liabilities	(18.5)	(36.0)
Employee benefit obligations	(17.2)	(18.1)
Customer deposits	(3.0)	8.4
Accrued expenses and other liabilities	(1.1)	1.5
Net cash used in operating activities	(55.1)	(63.6)

INVESTING ACTIVITIES
Capital expenditures	(13.6)	(18.4)
Other	6.3	5.4
Net cash used in investing activities	(7.3)	(13.0)

FINANCING ACTIVITIES
Dividends paid	(17.1)	(12.1)
Common stock repurchases	(3.4)	(4.3)
Other	(0.2)	(0.4)
Net cash used in financing activities	(20.7)	(16.8)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	0.3
Net decrease in cash, cash equivalents and restricted cash	(84.4)	(93.1)
Cash and cash equivalents and restricted cash, beginning of period (1)	207.0	495.6
Cash and cash equivalents and restricted cash, end of period (2)	$122.6	$402.5

(1)   These amounts include restricted cash of $6.1 and $5.8 as of February 25, 2022 and February 26, 2021, respectively.

(2)   These amounts include restricted cash of $5.9 and $5.3 as of May 27, 2022 and May 28, 2021, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims. Restricted cash is included as part of Other assets on the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Mike O’Meara
Investor Relations
(616) 246 - 4251

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505

Source: Steelcase
SC-ERR